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WESTERNBANK PUERTO RICO
2001 PREFERRED STOCK
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                                      2000          1999          1998         1997         1996
DESCRIPTION                                                                              (DOLLARS IN THOUSANDS)

EARNINGS (INCOME BEFORE INCOME TAXES)                                50,402        46,604        35,587        28,597       21,898
                                                                  =================================================================
FIXED CHARGES & PREFERRED STOCK  DIVIDENDS
  INTEREST EXPENSE                                                  192,137       130,806        84,308        57,198       45,805
  NET RENTAL EXPENSES                                                 1,834         1,652         1,507         1,085          931
  AMORTIZATION OF DEBT ISSUANCE EXPENSE                                  --            --            --            --           --
  CAPITALIZED INTEREST                                                   --            --            --            --           --
  PREFERRED STOCK DIVIDENDS                                           5,799         4,307         1,091            --           --
                                                                  -----------------------------------------------------------------
   TOTAL FIXED CHARGES & PREFERRED STOCK DIVIDENDS                  199,770       136,765        86,906        58,283       46,736

LESS INTEREST ON DEPOSITS                                          (127,640)      (90,554)      (57,733)      (38,552)     (31,238)

FIXED CHARGES & PREFERRED STOCK DIVIDENDS                         -----------------------------------------------------------------
   ( EXCLUDING INTEREST ON DEPOSITS)                                 72,130        46,211        29,173        19,731       15,498
                                                                  =================================================================

RATIO OF EARNINGS TO FIXED CHARGES & PERFERRED STOCK  DIVIDENDS:

  EXCLUDING INTEREST ON DEPOSITS                                        1.7           2.0           2.2           2.4          2.4
                                                                  =================================================================

  INCLUDING INTEREST ON DEPOSITS                                        1.3           1.3           1.4           1.5          1.5
                                                                  =================================================================
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